CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
NewSouth Bancorp, Inc.
Washington, NC 27889

  We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated
October 17, 1997 on our audits of the consolidated statements of financial condition of NewSouth Bancorp, Inc. and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows, for each of the three years in the period ended September 30, 1997, which report is included in NewSouth Bancorp, Inc.
Annual Report on Form 10-K for the fiscal year ended
September 30, 1997. We also consent to the reference to our firm under the caption "Experts" in the Prospectuses which are part of the Registration Statement.


/s/ Coopers & Lybrand, L.L.P.

COOPERS & LYBRAND, L.L.P.




Raleigh, North Carolina
April 9, 1998